EXHIBIT 19.1

23ANDME HOLDING CO.
SECOND AMENDED AND RESTATED
INSIDER TRADING POLICY

Effective May 18, 2023
I.INTRODUCTION
The Board of Directors (the “Board”) of 23andMe Holding Co. (together with its subsidiary, the “Company,” “we,” “us,” or “our”) has adopted this Second Amended and Restated Insider Trading Policy (this “Policy”) to establish acceptable transactions in Company securities by our employees, directors, advisors, and consultants (“Team Members,” “you,” or “your”).
During the course of your tenure with the Company, you may receive important information that has not yet been publicly announced by the Company or concerning other publicly-traded companies with which the Company has business dealings (“material non-public information”). Because of your access to this material non-public information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in Company stock, or stock of another publicly-traded company, or to disclose such information to a third party who does so profit (a “tippee”).
This Policy applies to you and to (i) anyone who resides with you or lives in your household, and any family members who do not live with you, but whose transactions in Company securities are directed by, or are subject to, your influence or control, such as parents or children (collectively, “Family Members”); and (ii) entities controlled by you (“Related Entities”). It is your obligation to make Family Members and Related Entities aware of, and understand and comply with, the provisions and obligations of this Policy.
It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be serious. Both the U.S. Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market investigate and are very effective at detecting insider trading. Cases have been successfully prosecuted against individuals as a result of trading involving only a small number of shares. There are no exceptions for small or “immaterial” transactions.
This Policy applies even after your termination of employment or service with the Company. You may not trade in Company securities (1) until the start of the next window period (as defined below) following your termination of employment or service and (2) if you are in possession of material non-public information when your employment or service terminates, until such information has become public or is no longer material.

There are no exceptions to this Policy, even for situations that may seem necessary or justifiable (such as the need to raise money for an emergency expenditure) or small transactions. If material non-public information is inadvertently disclosed – no matter what the circumstances – the person making or discovering that disclosure should immediately report the disclosure to the Company’s General Counsel and Privacy Officer or their designees (the “Clearing Officer”).
II.INSIDER TRADING POLICY
A.Use of Material Non-Public Information in Securities Transactions Prohibited
Use of material non-public information by you for personal gain, or to pass on, or “tip,” the material non-public information to someone who uses it for personal gain, is illegal, regardless of the quantity of shares involved, and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that the appearance of insider trading in securities be avoided. The only exception is that transactions directly with the Company, e.g., option exercises for cash or purchases under any Company employee stock purchase plan, are permitted. However, the subsequent sale (including the sale of shares in a cashless exercise program) or other disposition of such stock is fully subject to these restrictions.
Accordingly, you, any Family Member, or Related Entity may not:
•Buy, sell, or otherwise engage in any transactions, either directly or through a third party, (“trade”) in Company securities while in possession of material non-public information.
•Tip, directly or indirectly, material non-public information to any person who might: (i) trade in Company securities; or (ii) pass along such information to others who might trade.
•Make recommendations or express opinions to any person about trading in Company securities on the basis of material non-public information.
•Additionally, you may not, directly or indirectly, disclose material non-public information to anyone: (i) within the Company whose job does not require them to have that information; or (ii) outside the Company including, but not limited to, Family Members, Related Entities, friends, business associates, investors and consulting firms, unless the disclosure is authorized by the Company.
In the event you receive any inquiry or request for information (particularly financial results and/or projections, including to affirm or deny information about the Company) from any person or entity outside the Company, such as a stock analyst or news reporter, and it is not part of your regular corporate duties to respond to such an inquiry or request, the inquiry should be referred to Investor Relations, which will determine whether the inquiry should also be forwarded to the Clearing Officer.
B.Material Non-Public Information

As a practical matter, it is sometimes difficult to determine whether you possess “inside” or material non-public information. Under the securities laws, “material” information is: (i) any information that a reasonable investor would likely consider important in deciding whether to buy, sell, or hold the Company’s securities; or (ii) any information that might affect the market or price for the Company’s securities (whether positive or negative). Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. If you possess material non-public information, you may not trade in a company’s securities, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated. For information to be considered publicly disseminated, it must be widely disclosed through a press release or SEC filing, and a sufficient amount of time must have passed to allow the information to be fully disclosed. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the material non-public information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting.
Although by no means an all-inclusive list, information about the following items may be considered to be material non-public information until it is publicly disseminated (this information may be positive or negative):
•financial results or forecasts;
•communications with government agencies;
•strategic plans;
•the release of new products or services;
•results of clinical trials or other information regarding projects in the therapeutic pipeline;
•acquisitions or dispositions of assets, divisions, companies, etc.;
•pending public or private sales of debt or equity securities;
•declaration of stock splits or dividends;
•major contract awards, modifications or cancellations;
•top management or control changes;
•possible tender offers or proxy fights;
•significant write-offs;
•significant actual or threatened litigation, or any government investigations;
•knowledge of a significant data security, privacy or cybersecurity incident;
•impending bankruptcy;

•gain or loss of a significant collaboration or license agreement or other contracts with partners, licensors, customers or suppliers;
•pricing changes or discount policies;
•corporate partner relationships; and
•notice of issuance of patents.
“Non-public” information is any information that has not been disclosed broadly to the marketplace and which the investing public has not yet had time to absorb and evaluate. Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the date of public disclosure of the information. For example, if the Company announces material non-public information prior to the market opening on Wednesday, then you may execute a transaction in the Company’s securities on after the market opens on Friday.
C.Prohibition of Speculative or Short-Term Trading
No Team Member may engage in short sales (a sale of securities that are not currently owned by the seller), transactions in put or call options, margin trading or other inherently speculative transactions with respect to Company securities at any time. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibits officers and directors from engaging in short sales. Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Policy Relating to Hedging.”
D.Policy Relating to Hedging
The Company seeks to have the long-term financial interests of its officers, directors, and employees fully aligned with the interests of our other stockholders. For this reason, you are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge, offset, or are designed to hedge or offset, any decrease in the market value or the full ownership risks and rewards of your direct or indirect holdings in Company securities.
E.Policy Relating to Pledging
The Board recognizes that pledging by executive officers and directors of the Company’s stock as collateral for indebtedness creates the risk of an unplanned sale that may occur at a time when the director or executive officer is aware of material non-public information or is otherwise not permitted to trade in the Company’s stock. Executive officers and directors of the Company may not, directly or indirectly, pledge, hypothecate, or otherwise encumber shares of the Company’s stock as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account or any other account that could cause the Company’s stock to be subject to a margin call or otherwise be available as collateral for a margin loan. The foregoing prohibition applies to the Company’s stock that (i) an executive officer or director owns directly or indirectly or (ii) are granted by the Company as part of an executive officer’s or director’s compensation.
III.TRADING WINDOWS
A.Trading Window Policy
Generally, except as set forth otherwise in this Section III, Team Members may buy or sell Company securities only during a “window period” that opens after two full trading days have elapsed after the public dissemination of the Company’s annual or quarterly financial results and closes on the last trading day two weeks before the end of the quarter. Due to the holiday selling period, the window period for the third quarter of the fiscal year (i.e., the quarter ending December 31, 2021) will close no later than the Friday before Thanksgiving week. The window period applies to all Team Members. This window period may be closed early or may not open if, in the judgment of the Company’s Chief Executive Officer or Chief Financial Officer, there exists undisclosed information that would make trading in Company securities inappropriate. It is important to note that the fact that the window period has closed early or has not opened should be considered material non-public information.
B.Exceptions to Window Period
1.Transactions under Company Plans
a.Option Exercises. Team Members may exercise options granted under the Company’s stock option plans by paying the exercise price with cash (i.e., no Company securities are sold in the market) without restriction to any particular period, whether or not the exercise occurs within a window period. However, the subsequent sale of the stock (including sales of stock in a broker-assisted cashless exercise) acquired upon the exercise of options is subject to all provisions of this Policy.
b.Vesting of Restricted Stock or Vesting and Delivery of Shares of Stock Underlying Restricted Stock Units. This Policy does not apply to the vesting of restricted stock or the vesting and delivery of shares of stock underlying restricted stock units. The Policy does apply, however, to any market sale of shares of Company stock upon the vesting of restricted stock or the vesting and delivery of shares of stock underlying restricted stock units; provided, however, Team Members that are not deemed to be Section 16 Insiders (as defined below) may sell Company stock to satisfy tax obligations arising in connection with the vesting of restricted stock or the vesting and delivery of shares of stock underlying restricted stock units if such sale is involuntary and made pursuant to a pre-established plan, program, or policy providing for such automatic sale.
c.Employee Stock Purchase Plan (“ESPP”). The Policy’s trading restrictions generally do not apply to acquisitions of Company securities pursuant to the affected Team Member’s advance election. The trading restrictions do apply, however, to (a) the initial election to participate in the ESPP; (b) any changes to your participation in the ESPP; and (c) the sale of Company securities acquired under the ESPP.
2.Transactions Not Involving a Purchase or Sale
Bona fide gifts of securities are not subject to this Policy unless the person making the gift has reason to believe that the recipient intends to sell the securities at a time when the person making the gift (or a Family Member or Related Entity) would be prohibited from doing so. If an individual owns shares of a mutual fund that invests in the Company’s securities, there are no restrictions on trading the shares of the mutual fund at any time.
3.Rule 10b5-1 Trading Plans
Purchases or sales of Company securities made pursuant to, and in compliance with, a written plan established by a Team Member that meets the requirements of Rule 10b5-1 (“Rule 10b5-1”) under the Exchange Act (a “Trading Plan”) may be made without restriction to any particular period provided that:
a.the Trading Plan was adopted, amended, modified, replaced, or terminated in good faith, in compliance with all the requirements of Rule 10b5-1, at the time when such individual was not in possession of material non-public information about the Company;
b.the Trading Plan complies with the Company’s 10b5-1 Trading Plan Guidelines, as amended from time to time;
c.the Trading Plan includes a representation certifying that (a) at the time the Trading Plan was adopted, amended, or modified the Team Member was not aware of any material non-public information about the Company and (b) the Team Member adopted, amended, or modified the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 of the Exchange Act;
d.the Trading Plan was reviewed and pre-approved by the Company’s Clearing Officer prior to its adoption, amendment, modification, replacement, or termination;

e.the Trading Plan was adopted, amended, modified, replaced, or terminated during a window period and not during a blackout period;
f.the Trading Plan allows for the cancellation of a transaction and/or suspension of such Trading Plan upon notice and request by the Company to the individual if any proposed trade (a) fails to comply with applicable laws (e.g., exceeding the number of shares that may be sold under Rule 144 of the Securities Act of 1933, as amended) or (b) would create material adverse consequences for the Company; and
g.the Team Member agrees to promptly provide to the Company upon request any information relating to the Trading Plan that would assist the Company in timely satisfying its disclosure obligations in connection with required Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, proxy statements, filings on Forms 3, 4, and 5, and other SEC filings.
Additionally, with respect to Section 16 Insiders, no trades pursuant to the Trading Plan may be made until the later of (a) 90 days after the date of the adoption, amendment, modification, or replacement of the Trading Plan and (b) two business days following the Company’s disclosure of its financial results for the fiscal quarter in which the Trading Plan was adopted, amended, modified, or replaced in an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q (the “Cooling-Off Period”); provided, however, the Cooling-Off Period shall not exceed 120 days following the adoption, amendment, modification or replacement of the Trading Plan. With respect to Team Members that are not deemed to be Section 16 Insiders, no trades pursuant to the Trading Plan may be made until 30 days after the date of the adoption, amendment, modification, or replacement of the Trading Plan. If a Team Member terminates a Trading Plan, a period of 6 months must lapse before such Team Member may adopt a new Trading Plan. For the avoidance of doubt, a Trading Plan that expires by its terms is not subject to the foregoing restriction.
C.Pre-Clearance and Advance Notice
In addition to the requirements of paragraph III.A above, the below individuals may not engage in any transaction in Company securities, including any purchase or sale in the open market, loan, or other transfer of beneficial ownership without first obtaining pre-clearance of the transaction from the Company’s Clearing Officer at least two business days in advance of the proposed transaction:
•Directors and executive officers;
•All Vice Presidents;
•All individuals reporting directly to the Company’s Chief Executive Officer, Chief Financial Officer, and Chief Administrative Officer;

•Other persons designated by the Chief Administrative Officer from time to time; and
•Family Members and Related Entities of the foregoing persons.
The Clearing Officer will then determine whether the transaction may proceed and, if so, will assist in complying with any applicable reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within five business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time. Upon completion of any transaction, the officer, employee or director must immediately notify a Clearing Officer so that the Company may assist in any Section 16 reporting obligations.
D.Section 16 Reports
Members of the Company’s Board and Team Members designated as “officers” pursuant to Section 16 of the Exchange Act by the Board (collectively, “Section 16 Insiders”) are required to file reports with the SEC that disclose such individual’s trading and other transactions relating to Company securities (“Section 16 Reports”). The Legal Department will assist Section 16 Insiders in preparing and filing the required Section 16 Reports; however, such reporting persons retain responsibility for the Section 16 Reports. To ensure compliance with all reporting requirements, a Section 16 Insider must, on the date of any trade, provide the Legal Department with all information relating to the trade that is necessary to properly prepare a Form 4 or other Section 16 Report. A Section 16 Insider must also execute a Form 4 or other Section 16 Report (either individually or through a duly-authorized power of attorney) within a sufficient amount of time to allow the Legal Department to electronically file the Form 4 with the SEC via EDGAR before the end of the second business day following the trade.
E.Form 144
Certain Team Members are required to file a Form 144 before making an open market sale of Company securities. A Form 144 notifies the SEC of the insider’s intent to sell Company securities. This form is generally prepared and filed by the covered person’s broker and is in addition to the Section 16 Reports filed on the covered person’s behalf by the Legal Department.
IV.DURATION OF POLICY’S APPLICABILITY
This Policy continues to apply to your transactions in Company securities or the stock of other public companies engaged in business transactions with the Company even after your tenure with the Company has terminated. If you are in possession of material non-public information when your relationship with the Company concludes, you, your Family Members, and any Related Entities may not trade in Company securities or the stock of such other company until the information has been publicly disseminated.
V.TRANSACTIONS BY FAMILY MEMBERS AND RELATED ENTITIES

As stated above, this Policy applies with equal force to Family Members and Related Entities. All Team Members are responsible for ensuring that Family Members and Related Entities do not engage in the activities restricted or prohibited under this Policy. As such, Team Members should ensure that all Family Members and Related Entities are aware of the need to confer with such Team Member before the Family Member or Related Entity trades in Company securities. Team Members should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.
Note that this Policy does not, however, apply to transactions in Company securities where the purchase or sale decision is made by a third party that is not controlled by, influenced by, or related to the Team Member, Family Member or Related Entity (such as a third party managed mutual fund account).
VI.PENALTIES
Anyone who effects transactions in Company securities or the stock of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of material non-public information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. Penalties for insider trading can be severe for both you and the Company. Under securities laws, the Company and its directors, officers, or supervising employees may be liable for significant penalties if they do not take appropriate action to prevent a person directly or indirectly under their control from trading in securities while in possession of material non-public information – or if they recklessly disregard the likelihood that such trading would take place.
In addition to your dismissal from the Company, failure to comply with this Policy could result in:
•Forfeiture of trading gains made or losses avoided, as well as civil penalties of up to three times the trading gains made or losses avoided.
•Criminal fines of up to $5 million.
•Imprisonment for up to 20 years.
•Injunctions against future violations.
•Private party damages.
Any Team Member who has questions about this Policy should contact their own attorney or the Clearing Officer. Upon request, all persons subject to this Policy must certify their understanding of, and compliance with, this Policy.